                                                                  EXHIBIT XI (a)


                         ISOMEDIX INC. AND SUBSIDIARIES

             STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE FOR THE
                    THREE MONTHS ENDED JUNE 30, 1997 AND 1996
                                   (Unaudited)



Net income and common shares used in the calculation of earnings per share for the three months ended June 30, 1997 and 1996, were computed as follows:



                                                   June 30,           June 30,
                                                    1997                1996
                                                    ----                ----
         Income from continuing operations        $2,296,958        $ 1,892,799

         Discontinued operations                     200,150           (118,084)
                                                  ----------        -----------

         Net Income                               $2,497,108        $ 1,774,715
                                                  ==========        ===========

         Weighted average number
           of common shares
           outstanding during the
           period:                                 6,438,676          6,969,955

Add:  Shares issuable upon
           assumed exercise or con-
           version of stock options
           and warrants                              214,817            202,645
                                                  ----------        -----------

         Common Shares                             6,653,493          7,172,600
                                                  ==========        ===========

         Primary earnings (loss) per
          common share:  (1)

                  Continuing operations           $      .35        $       .26

                  Discontinued operations         $      .03        $      (.01)
                                                  ----------        -----------

                  Net income                      $      .38        $       .25
                                                  ==========        ===========


(1) Fully diluted earnings per common share is equivalent to primary earnings per common share.



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